Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Vanda Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Stock Options and Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)(1)	2,500,000(2)	$4.32(3)	$10,800,000	$153.10 per $1,000,000	$1,653.48
Total Offering Amounts					$10,800,000		$1,653.48
Total Fee Offsets							$0
Net Fee Due							$1,653.48

(1)This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 2016 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Vanda Pharmaceuticals Inc.

(2)These shares are Reserved for future issuance under the Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan.

(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price for the unissued stock options and shares of Common Stock are based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on June 3, 2025.